Emergent Capital Announces Global Settlement Agreement in Principle in Bankruptcies and Suit Against Beal Bank Subsidiary

Boca Raton, Fla., May 8, 2019 – Emergent Capital, Inc. (OTCQX: EMGC) ("Emergent" or the "Company"), today announced that on May 7, 2019, Emergent and its subsidiaries reached a global settlement in principle of the Chapter 11 cases of certain of its subsidiaries and the suit it filed against LNV Corporation, Silver Point Capital L.P. and GWG Holdings, Inc in United States Bankruptcy Court for the District of Delaware. LNV is a subsidiary of Beal Bank and is the lender under White Eagle’s current credit facility.
Pat Curry, Emergent Capital’s Chairman and Chief Executive Officer, commented, "We are pleased to have reached a settlement in principle. With it, we now have a clear path to pay off our debt and secure new lending partners who are aligned with our interests to maximize the value of our assets. We are diligently working to explore our financing alternatives and are optimistic, given the value of our assets, that the markets will be receptive now that we have a clear way to move on from Beal. The timeframes that have been agreed upon are reasonable, and I believe, we will be able to work with in them to achieve our desired."
The proposed settlement would be effected together with the plan of reorganization in the Chapter 11 cases, in accordance with the following schedule: (x) the proposed settlement and plan of reorganization, and other relevant documents, would be filed with the Bankruptcy Court by May 24, 2019, (y) the parties would use their best efforts to have the proposed settlement approved by the Bankruptcy Court by June 7, 2019, and (z) the parties would use their best efforts to have a confirmation hearing for approval of the plan of reorganization by the Bankruptcy Court held on or before June 21, 2019.
Pursuant to the Proposed Settlement, among other things, (x) White Eagle Asset Portfolio, LP ("White Eagle") can pay off the outstanding Credit Facility with LNV by paying 102%, if paid by September 17, 2019, or 104%, if paid by December 30, 2019, of the outstanding principal plus accrued interest at the relevant default rate and accrued fees and costs, which amount includes the resolution of the 45% participation interest element under the Credit Facility, (y) if such payment has not been made by September 17, 2019, the sale of White Eagle’s life insurance policy portfolio may be undertaken by a Bankruptcy Court-appointed liquidation trustee together with Maple Life Financial, LLC, and (z) if the portfolio is sold in whole or in part but the proceeds are insufficient to satisfy LNV’s payoff, LNV may bid for the assets to the extent of the insufficiency. In addition, LNV will provide White Eagle with debtor-in-possession financing through December 30, 2019 upon terms that are mutually agreeable to the parties.

The proposed settlement is subject to completing final documentation among the parties and obtaining approval of the credit committee of LNV, the boards of directors of Emergent, Lamington Designated Activity Company and White Eagle, and the Bankruptcy Court.
Additional information related to this matter and others referenced in this press release, can be found on a Form 8-K which is being filed with the Securities and Exchange Commission.

About Emergent Capital, Inc.
Emergent (OTCQX: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.
Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Investor Relations Contact
Rob Fink
Hayden IR
646.415.8972
IR@emergentcapital.com
www.emergentcapital.com